UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 2, 2008

(Date of earliest event reported) May 27, 2008

RAVEN GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-126680	20-2551275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 N.W. Expressway, #260
Oklahoma City, Oklahoma	73132
(Address of principal executive offices)	(Zip Code)

(405) 728-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information To Be Included in the Report

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2008, the Board of Directors of Raven Gold Corp. (the “Corporation”) adopted the Raven Gold Corp. 2008 Stock Incentive Plan (the “Plan”). The Plan will be administered by the Board of Directors, or a committee of the Board of Directors and all officers, employees, directors and individual consultants of the Corporation will be allowed to participate in the Plan. The Plan has a term of ten years. Accordingly, no grants may be made under the Plan after May 27, 2018, but the Plan will continue thereafter while previous grants remain subject to the Plan.

The aggregate number of shares of common stock available under the Plan is 2,500,000 shares. The Plan authorizes the Board of Directors to grant restricted stock award and stock options. The Board of Directors may not grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended under the Plan until such time that the Plan is approved by the Corporation’s stockholders. Until such time, the Board may only grant nonstatutory stock options (any stock option that is not an incentive stock option), and restricted stock under the Plan. All grants under the Plan will be made in the discretion of the Board of Directors. A copy of the Plan is attached hereto as Exhibit 10.1.

On May 27, 2008, the Corporation granted options exercisable for a total of 200,000 shares of the Corporation’s common stock to the Corporation’s Chief Financial Officer, Bashir Virji. The exercise price of the options granted to Mr. Virji is $0.17 per share. Of the 200,000 options granted to Mr. Virji, 25% or 50,000, vested immediately. The remaining options vest in three equal annual installments on the anniversary date of the grant. A copy of the Nonqualified Stock Option Agreement between the Company and Mr. Virji is attached hereto as Exhibit 10.2.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

10.1	Raven Gold Corp. 2008 Stock Incentive Plan

10.2	Nonqualified Stock Option Agreement dated May 27, 2008 between the Corporation and Bashir Virji

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVEN GOLD CORP.

By Bashir Virji

Bashir Virji, Chief Financial Officer

June 2, 2008

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

10.1	Raven Gold Corp. 2008 Stock Incentive Plan	Filed herewith electronically

10.2	Nonqualified Stock Option Agreement dated May 27, 2008, between the Corporation and Bashir Virji	Filed herewith electronically

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